EXHIBIT 99.1

GrafTech Reports Third Quarter 2025 Results

Achieves Strong Sales Volume Growth and Cost Reductions
Generates Positive Cash Flow on Strong Working Capital Management

BROOKLYN HEIGHTS, Ohio - October 24, 2025 - GrafTech International Ltd. (NYSE: EAF) ("GrafTech," the "Company," "we," or "our") today announced its unaudited financial results for the quarter and nine months ended September 30, 2025.
Highlights

•Grew sales volume 9% year-over-year for the third quarter of 2025 and 8% for the first nine months of 2025.
•Grew sales volume in the United States 53% year-over-year for the third quarter of 2025 and 39% for the first nine months of 2025, reflecting our strategy to actively shift the geographic mix of our sales volume towards this key region.
•Achieved a 10% year-over-year reduction in cash cost of goods sold per metric ton ("MT") for the third quarter of 2025, reflecting our capability to control production costs at various levels of demand.
•Generated positive adjusted EBITDA and adjusted free cash flow in the third quarter of 2025, reflecting continued progress on our path to normalized levels of profitability and cash flow.
•Ended the third quarter of 2025 with total liquidity of $384 million, which continues to support our ability to manage through the near-term, industry-wide challenges.

Third Quarter 2025 Summary
•Sales volume of 28.8 thousand MT
•Net sales of $144 million
•Net loss of $28 million, or $1.10 per share(1)
•Adjusted EBITDA(2) of $13 million, including an $11 million non-cash benefit from the resolution of a long-standing commercial matter
•Net cash provided by operating activities of $25 million
•Adjusted free cash flow(2) of $18 million

EXHIBIT 99.1
CEO Comments
"As we report our third quarter results, I am proud of the progress our team has made in executing our strategic priorities and navigating a complex market environment,” said Timothy Flanagan, Chief Executive Officer and President. “Our focused efforts have delivered solid sales volume growth, particularly in the United States, and meaningful reductions in our production costs. In fact, achieving our 2025 sales volume guidance would result in cumulative sales volume growth of over 20% since the end of 2023. Likewise, delivering on our 2025 cost guidance would result in a cumulative decline in our cash cost of goods sold per metric ton of over 30% since the end of 2023. These impressive achievements reflect our commitment to operational excellence and our ability to adapt our commercial approach to capture opportunities in regions with stronger pricing dynamics."
"While industry-wide challenges persist, our strong liquidity position and disciplined cost management are enabling us to maintain stability and position GrafTech for future growth," continued Mr. Flanagan. "As we look ahead to 2026, we are encouraged to see signs of improving steel industry trends in our key regions. Specifically, in the United States, the landscape for the steel industry remains supportive and steel output is expected to increase further in the coming year. In Europe, where the steel industry has been more challenged, we anticipate the recently announced trade policy measures will support a path to recovery. Longer term, we remain confident that the steel industry’s transition toward electric arc furnace technology and broader decarbonization trends will drive sustained demand for our graphite electrodes. By leveraging our vertically integrated production capabilities and continuing to optimize our geographic sales mix, GrafTech is well-positioned to benefit from long-term growth opportunities and deliver value to our customers and shareholders."

EXHIBIT 99.1
Third Quarter 2025 Financial Performance

(dollars in thousands, except per share amounts)				Nine Months Ended
				September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024
Net sales	$143,998	$131,840	$130,654	$387,677	$404,565
Net loss	$(28,482)	$(86,886)	$(36,068)	$(154,719)	$(81,689)
Loss per share(1)	$(1.10)	$(3.35)	$(1.40)	$(5.97)	$(3.17)
Net cash provided by (used in) operating activities	$24,700	$(53,236)	$23,709	$(60,722)	$(13,676)

Adjusted net loss(2)	$(26,788)	$(42,247)	$(34,276)	$(103,190)	$(73,001)
Adjusted loss per share(1)(2)	$(1.03)	$(1.63)	$(1.33)	$(3.98)	$(2.83)
Adjusted EBITDA(2)	$13,013	$3,471	$(6,196)	$12,812	$8,491
Adjusted free cash flow(2)	$18,376	$(53,337)	$19,682	$(75,235)	$(35,193)

Net sales for the third quarter of 2025 were $144 million, an increase of 10% compared to $131 million for the third quarter of 2024. For the third quarter of 2025, net sales included the recognition of $11 million of previously deferred revenue following the resolution of a long-standing commercial matter. The remaining year-over-year increase reflected higher sales volume partially offset by a year-over-year decrease in our weighted-average realized price.
Net loss for the third quarter of 2025 was $28 million, or $1.10 per share, compared to a net loss of $36 million, or $1.40 per share, for the third quarter of 2024.
Adjusted EBITDA(2) was $13 million for the third quarter of 2025, compared to adjusted EBITDA(2) of negative $6 million for the third quarter of 2024. The recognition of $11 million of previously deferred revenue contributed to the year-over-year improvement. In addition, the benefit of a 10% reduction in cash cost of goods sold per MT for the third quarter of 2025, compared to the same period in 2024, more than offset the impact of the year-over-year decline in weighted-average realized prices.
For the third quarter of 2025, net cash provided by operating activities was $25 million and adjusted free cash flow(2) was $18 million, compared to net cash provided by operating activities of $24 million and adjusted free cash flow(2) of $20 million for the third quarter of 2024.

EXHIBIT 99.1
Operational and Commercial Update

Key Operating Metrics				Nine Months Ended
				September 30,
(in thousands, except percentages)	Q3 2025	Q2 2025	Q3 2024	2025	2024
Sales volume (MT)	28.8	28.6	26.4	82.1	76.0
Production volume (MT)	26.6	29.4	19.4	84.5	72.2
Production capacity (MT)(3)(4)	42.0	45.0	42.0	132.0	132.0
Capacity utilization(5)	63%	65%	46%	64%	55%

Sales volume for the third quarter of 2025 was 28.8 thousand MT, an increase of 9% compared to the third quarter of 2024. For the third quarter of 2025, our weighted-average realized price was approximately $4,200 per MT. This represented a 7% decrease compared to the third quarter of 2024 and, sequentially, was flat compared to the second quarter of 2025. The year-over-year decline reflected the substantial completion in 2024 of long-term sales agreements entered into in prior years, as well as persistent competitive pressures across all of our principal commercial regions. These impacts were partially mitigated by our initiative to actively shift more sales volume to the United States, which remains the strongest region for graphite electrode pricing.
Production volume was 26.6 thousand MT for the third quarter of 2025, resulting in a capacity utilization rate of 63% for the quarter. Annual planned maintenance work at our two European graphite electrode manufacturing facilities occurred in the third quarter, consistent with our historical practice, resulting in a slight decline in capacity utilization compared to the first six months of 2025. On a full-year basis, our expectation remains to balance our production and sales volume levels.
Capital Structure and Liquidity
As of September 30, 2025, we had total liquidity of $384.3 million, consisting of cash and cash equivalents of $177.6 million, $106.7 million of availability under our revolving credit facility and $100.0 million of availability under our senior secured first lien delayed draw term loans, which continues to support our ability to manage through the near-term, industry-wide challenges. As of September 30, 2025, we had gross debt(6) of $1,125 million, with substantially no maturities until December 2029, and net debt(7) of approximately $947 million.

EXHIBIT 99.1
Outlook
Geopolitical uncertainty, particularly as it relates to global trade and tariffs, continues to have a significant impact on broader steel industry trends. In the United States, where the steel industry has experienced relative stability, steel production is expected to increase further in the near-term, supported by favorable domestic trade policies. In the European Union, where the steel industry has been relatively challenged, we are beginning to see signs of a potential recovery. These include industry analysts projecting steel demand growth in 2026 within the European Union, with steel production in Europe expected to be further supported by recently announced trade protections.
As we closely monitor these developments and assess their potential impact on the commercial environment for graphite electrodes, we continue to expect full-year 2025 demand for graphite electrodes will remain relatively flat in most of the regions in which we operate.
For GrafTech, we now expect to achieve an 8-10% year-over-year increase in our sales volume for 2025 on a full-year basis, as we continue to gain market share reflecting our compelling customer value proposition and our ongoing focus on delivering on the needs of our customers. The modest change from our previous guidance of a 10% year-over-year increase in sales volume reflects our disciplined approach of foregoing volume opportunities where margins are unacceptably low.
As it relates to price, challenging pricing dynamics have persisted in most regions and the pricing environment remains unsustainably low. As a result, we continue to execute actions to accelerate our path to normalized levels of profitability while the market recovers and support our ability to invest in our business. These include initiatives to optimize our order book and actively shift the geographic mix of our sales volume to regions where there is an opportunity to capture higher average selling prices, particularly in the United States.
In response to our revised sales volume outlook, we have implemented additional measures to enhance the efficiency of our production schedules and further optimize production costs. As a result, we now expect an approximate 10% year-over-year decline in our cash cost of goods sold per MT for 2025 on a full-year basis, exceeding our previous guidance of a 7-9% decline compared to 2024. Regarding the impact of tariffs, we believe we are well-positioned to minimize the potential impacts imposed by current trade policies, reflecting our integrated and global production network that provides us manufacturing flexibility along with proactive measures we have taken across our supply chain.
In addition, we will continue to closely manage our working capital levels and capital expenditures. For 2025, we continue to expect the net impact of working capital will be favorable to our full year cash flow performance. We also continue to anticipate our full year 2025 capital expenditures will be approximately $40 million.
Longer term, we remain confident that the steel industry’s efforts to decarbonize will lead to increased adoption of the electric arc furnace method of steelmaking, driving long-term demand growth for graphite electrodes. We also anticipate the demand for petroleum needle coke, the key raw material we use to produce graphite electrodes, to accelerate driven by its utilization in producing synthetic graphite for use in lithium-ion batteries for the growing

EXHIBIT 99.1
electric vehicle market. We believe that the near-term actions we are taking, supported by an industry-leading position and our sustainable competitive advantages, including our substantial vertical integration into petroleum needle coke via our Seadrift facility, will optimally position GrafTech to benefit from that long-term growth.

EXHIBIT 99.1
Conference Call Information
In connection with this earnings release, you are invited to listen to our earnings call being held on October 24, 2025 at 10:00 a.m. (EDT). The webcast and accompanying slide presentation will be available on our investor relations website at: http://ir.graftech.com. The earnings call dial-in number is +1 (800) 715-9871 toll-free in the United States or +1 (646) 307-1963 for international calls, conference ID: 9239453. Archived replays of the conference call and webcast will be made available on our investor relations website at: http://ir.graftech.com. GrafTech also makes its complete financial reports that have been filed with the Securities and Exchange Commission ("SEC") and other information available at: www.GrafTech.com. The information on our website is not part of this release or any report we file with or furnish to the SEC.
About GrafTech
GrafTech International Ltd. is a leading manufacturer of high-quality graphite electrode products essential to the production of electric arc furnace steel and other ferrous and non-ferrous metals. The Company has a competitive portfolio of low-cost, ultra-high power graphite electrode manufacturing facilities, with some of the highest capacity facilities in the world. We are the only large-scale graphite electrode producer that is substantially vertically integrated into petroleum needle coke, our key raw material for graphite electrode manufacturing. This unique position provides us with competitive advantages in product quality and cost.
________________________

(1)    Loss per share represents diluted loss per share. Adjusted loss per share represents diluted adjusted loss per share. All share and per share data presented have been retroactively adjusted for all periods to reflect a reverse stock split of our common stock at a ratio of 1-for-10, which became effective on August 29, 2025.
(2)    A non-GAAP financial measure, see below for more information and reconciliations to the most directly comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP").
(3)    Production capacity reflects expected maximum production volume during the period depending on product mix and expected maintenance outage. Actual production may vary.
(4)    Includes graphite electrode facilities in Calais, France; Monterrey, Mexico; and Pamplona, Spain.
(5)    Capacity utilization reflects production volume as a percentage of production capacity.
(6)    Gross debt reflects the notional value of our outstanding debt and excludes unamortized debt discount and issuance costs.
(7)    A non-GAAP financial measure, net debt is calculated as gross debt minus cash and cash equivalents (September 30, 2025 gross debt of $1,125 million less September 30, 2025 cash and cash equivalents of $178 million).

EXHIBIT 99.1
Cautionary Note Regarding Forward-Looking Statements
This press release and related discussions may contain forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our current views with respect to, among other things, financial projections, plans and objectives of management for future operations, future economic performance and short-term and long-term liquidity. Examples of forward-looking statements include, among others, statements we make regarding future estimated volume, pricing and revenue, and anticipated levels of capital expenditures and cost of goods sold. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “project,” “believe,” “anticipate,” “expect,” “foresee,” “intend,” “should,” “would,” “could,” “target,” “goal,” “continue to,” “positioned to,” “are confident,” or the negative versions of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations considering information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates, or expectations contemplated by us will be achieved. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. These forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to: our dependence on the global steel industry generally and the electric arc furnace steel industry in particular; the cyclical nature of our business and the selling prices of our products, which may further decline in the future, and may continue to lead to prolonged periods of reduced profitability and net losses or adversely impact liquidity; the sensitivity of our business and operating results to economic conditions, including any recession, and the possibility others may not be able to fulfill their obligations to us in a timely fashion or at all; the possibility that we may be unable to implement our business strategies in an effective manner, including our ability to effectively implement price increases and shift sales to regions with higher average selling prices; continued overcapacity of the global graphite electrode industry, which may further adversely affect graphite electrode prices; the competitiveness of the graphite electrode industry; our dependence on the supply of raw materials, including decant oil and petroleum needle coke, and disruptions in supply chains for these materials; our primary reliance on one facility in Monterrey, Mexico for the manufacturing of connecting pins; the cost of electric power and natural gas, particularly in Europe; our manufacturing operations are subject to hazards; the legal, compliance, economic, social and political risks associated with our substantial operations in multiple countries; the possibility that fluctuation of foreign currency exchange rates could materially harm our financial results; the possibility that our results of operations could further deteriorate if our manufacturing operations were substantially disrupted for an extended period, including as a result of equipment failure, climate change, regulatory issues, natural disasters, public health crises, such as a global pandemic, political crises or other catastrophic events; the risks and uncertainties associated with litigation,

EXHIBIT 99.1
arbitration, and like disputes, including disputes related to contractual commitments; our dependence on third parties for certain construction, maintenance, engineering, transportation, warehousing and logistics services; the possibility that we are subject to information technology systems failures, cybersecurity incidents, network disruptions and breaches of data security, including with respect to our third-party suppliers and business partners; the possibility that we are unable to recruit or retain key management and plant operating personnel or successfully negotiate with the representatives of our employees, including labor unions; the sensitivity of long-lived assets on our balance sheet to changes in the market; our dependence on protecting our intellectual property and the possibility that third parties may claim that our products or processes infringe their intellectual property rights; the impact of inflation and our ability to mitigate the effect on our costs; the impact of macroeconomic and geopolitical events on our business, results of operations, financial condition and cash flows, and the disruptions and inefficiencies in our supply chain that may occur as a result of such events; the possibility that the imposition of current, new or increases of existing custom duties and other tariffs in the countries in which we, our customers and our suppliers operate could adversely affect our ability to compete, operations and results of operations; the possibility that our indebtedness could limit our financial and operating activities or that our cash flows may not be sufficient to service our indebtedness; the fact that any current or future borrowings may subject us to interest rate risk; risks and uncertainties associated with our ability to access the capital and credit markets could adversely affect our results of operations, cash flows and financial condition; the possibility that disruptions in the capital and credit markets could adversely affect our customers and suppliers; the possibility that restrictive covenants in our financing agreements could restrict or limit our operations; and changes in health, safety and environmental regulations applicable to our manufacturing operations and facilities.
These factors should not be construed as exhaustive and should be read in conjunction with the Risk Factors and other cautionary statements that are included in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings with the SEC. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made. Except as required by law, we do not undertake any obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this press release, in our Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

EXHIBIT 99.1
Non‑GAAP Financial Measures
In addition to providing results that are determined in accordance with GAAP, we have provided certain financial measures that are not in accordance with GAAP. EBITDA, adjusted EBITDA, adjusted net loss, adjusted loss per share, free cash flow, adjusted free cash flow, net debt and cash cost of goods sold per MT are non-GAAP financial measures.
We define EBITDA, a non‑GAAP financial measure, as net loss plus interest expense, minus interest income, plus income taxes and depreciation and amortization. We define adjusted EBITDA, a non-GAAP financial measure, as EBITDA adjusted by any pension and other post-employment benefit ("OPEB") expenses, rationalization and rationalization-related expenses, non‑cash gains or losses from foreign currency remeasurement of non‑operating assets and liabilities in our foreign subsidiaries where the functional currency is the U.S. dollar, stock-based compensation expense, proxy contest expenses and Tax Receivable Agreement adjustments. Adjusted EBITDA is the primary metric used by our management and our Board of Directors to establish budgets and operational goals for managing our business and evaluating our performance.
We monitor adjusted EBITDA as a supplement to our GAAP measures, and believe it is useful to present to investors, because we believe that it facilitates evaluation of our period‑to‑period operating performance by eliminating items that are not operational in nature, allowing comparison of our recurring core business operating results over multiple periods unaffected by differences in capital structure, capital investment cycles and fixed asset base. In addition, we believe adjusted EBITDA and similar measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance and debt‑service capabilities.
We define adjusted net loss, a non‑GAAP financial measure, as net loss, excluding the items used to calculate adjusted EBITDA and further excluding debt modification costs, less the tax effect of those adjustments and non-cash income tax expense related to the establishment of a deferred tax valuation allowance. We define adjusted loss per share, a non‑GAAP financial measure, as adjusted net loss divided by the weighted average diluted common shares outstanding during the period. We believe adjusted net loss and adjusted loss per share are useful to present to investors because we believe that they assist investors’ understanding of the underlying operational profitability of the Company.
We define free cash flow, a non-GAAP financial measure, as net cash provided by or used in operating activities less capital expenditures. We define adjusted free cash flow, a non-GAAP financial measure, as free cash flow adjusted by payments made for debt modification costs. We use free cash flow and adjusted free cash flow as critical measures in the evaluation of liquidity in conjunction with related GAAP amounts. We also use these measures when considering available cash, including for decision-making purposes related to dividends and discretionary investments. Further, these measures help management, the Board of Directors, and investors evaluate the Company's ability to generate liquidity from operating activities.

EXHIBIT 99.1
We define net debt, a non-GAAP financial measure, as gross debt minus cash and cash equivalents. We believe this is an important measure as it is more representative of our financial position.
We define cash cost of goods sold per MT, a non-GAAP financial measure, as cost of goods sold less depreciation and amortization, less cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes and less rationalization-related expenses, with this total divided by our sales volume measured in MT. We believe this is an important measure as it is used by our management and Board of Directors to evaluate our costs on a per MT basis.
In evaluating these non-GAAP financial measures, you should be aware that in the future, we may incur expenses similar to the adjustments in the reconciliations presented below. Our presentations of these non-GAAP financial measures should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non‑recurring items. When evaluating our performance, you should consider these non-GAAP financial measures alongside other measures of financial performance and liquidity, including our net loss, loss per share, cash flow from operating activities, cost of goods sold and other GAAP measures.

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
(Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$177,635	$256,248
Accounts and notes receivable, net of allowance for doubtful accounts of $3,571 as of September 30, 2025 and $7,114 as of December 31, 2024	88,303	93,576
Inventories	243,293	231,241
Prepaid expenses and other current assets	60,551	55,732
Total current assets	569,782	636,797
Property, plant and equipment	968,866	910,247
Less: accumulated depreciation	487,390	427,548
Net property, plant and equipment	481,476	482,699
Deferred income taxes	13,717	53,139
Other assets	42,860	51,639
Total assets	$1,107,835	$1,224,274
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$62,273	$72,833
Accrued income and other taxes	10,583	9,642
Other accrued liabilities	43,224	53,362
Interest payable	18,886	2,070
Tax Receivable Agreement	—	2,022
Total current liabilities	134,966	139,929

Long-term debt	1,092,759	1,086,915
Other long-term obligations	47,472	48,559
Deferred income taxes	26,998	23,971
Tax Receivable Agreement long-term	—	3,802
Stockholders’ deficit:
Preferred stock, par value $0.01, 30,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01, 300,000,000 shares authorized, 25,815,812 and 25,726,420 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	2,582	2,572
Additional paid-in capital	758,192	755,338
Accumulated other comprehensive loss	(7,302)	(43,359)
Accumulated deficit	(947,832)	(793,453)
Total stockholders’ deficit	(194,360)	(78,902)
Total liabilities and stockholders’ deficit	$1,107,835	$1,224,274

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024

Net sales	$143,998	$130,654	$387,677	$404,565
Cost of goods sold	132,041	134,885	372,691	402,059
Lower of cost or market inventory valuation adjustment	1,650	7,843	6,326	11,916
Gross profit (loss)	10,307	(12,074)	8,660	(9,410)
Research and development	1,639	1,245	4,866	4,319
Selling and administrative expenses	13,784	13,060	41,673	33,435
Rationalization expenses	—	(99)	—	3,156
Operating loss	(5,116)	(26,280)	(37,879)	(50,320)

Other expense (income), net	142	(285)	(1,837)	(1,769)
Interest expense	24,517	16,503	79,776	47,738
Interest income	(1,383)	(1,098)	(5,184)	(4,475)
Loss before income taxes	(28,392)	(41,400)	(110,634)	(91,814)
Income tax expense (benefit)	90	(5,332)	44,085	(10,125)
Net loss	$(28,482)	$(36,068)	$(154,719)	$(81,689)

Basic loss per common share:
Net loss per share	$(1.10)	$(1.40)	$(5.97)	$(3.17)
Weighted average common shares outstanding	25,933,254	25,769,616	25,896,520	25,756,936
Diluted loss per common share:
Net loss per share	$(1.10)	$(1.40)	$(5.97)	$(3.17)
Weighted average common shares outstanding	25,933,254	25,769,616	25,896,520	25,756,936

EXHIBIT 99.1
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Cash flow from operating activities:
Net loss	$(28,482)	$(36,068)	$(154,719)	$(81,689)
Adjustments to reconcile net loss to cash provided by (used in) operations:
Depreciation and amortization	16,499	17,933	45,844	46,135
Deferred income tax (benefit) expense	(1,355)	(5,625)	40,782	(11,743)
Non-cash stock-based compensation expense	1,012	1,838	3,434	4,446
Non-cash interest expense	1,948	(608)	5,844	(3,578)
Lower of cost or market inventory valuation adjustment	1,650	7,843	6,326	11,916
Other adjustments	1,832	(4,660)	11,383	(3,457)
Net change in working capital*	31,596	43,056	(13,792)	29,711
Change in Tax Receivable Agreement	—	—	(5,824)	(5,417)
Net cash provided by (used in) operating activities	24,700	23,709	(60,722)	(13,676)
Cash flow from investing activities:
Capital expenditures	(6,324)	(4,027)	(20,514)	(21,517)
Proceeds from the sale of fixed assets	265	20	298	100
Net cash used in investing activities	(6,059)	(4,007)	(20,216)	(21,417)
Cash flow from financing activities:
Payments for taxes related to net share settlement of equity awards	(17)	—	(230)	(82)
Principal payments under finance lease obligations	(29)	(23)	(80)	(58)
Net cash used in financing activities	(46)	(23)	(310)	(140)
Net change in cash and cash equivalents	18,595	19,679	(81,248)	(35,233)
Effect of exchange rate changes on cash and cash equivalents	497	1,001	2,635	(239)
Cash and cash equivalents at beginning of period	158,543	120,726	256,248	176,878
Cash and cash equivalents at end of period	$177,635	$141,406	$177,635	$141,406

* Net change in working capital due to changes in the following components:
Accounts and notes receivable, net	$2,551	$6,759	$9,142	$11,201
Inventories	10,620	29,319	(15,034)	50,105
Prepaid expenses and other current assets	(1,995)	2,093	(6,263)	2,810
Income taxes payable	(448)	248	(691)	(2,616)
Accounts payable and accruals	4,055	(12,254)	(17,762)	(48,666)
Interest payable	16,813	16,891	16,816	16,877
Net change in working capital	$31,596	$43,056	$(13,792)	$29,711

EXHIBIT 99.1
NON-GAAP RECONCILIATIONS
(Dollars in thousands, except per share and per MT data)
(Unaudited)
The following tables reconcile our non-GAAP financial measures to the most directly comparable GAAP measures:

Reconciliation of Net Loss to Adjusted Net Loss
				Nine Months Ended September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024

Net loss	$(28,482)	$(86,886)	$(36,068)	$(154,719)	$(81,689)

Diluted loss per common share:
Net loss per share	$(1.10)	$(3.35)	$(1.40)	$(5.97)	$(3.17)
Weighted average shares outstanding	25,933,254	25,918,456	25,769,616	25,896,520	25,756,936

Adjustments, pre-tax:
Pension and OPEB plan expenses(1)	719	633	479	1,980	1,303
Rationalization expenses(2)	—	—	(99)	—	3,156
Rationalization-related expenses(3)	—	—	—	—	2,655
Non-cash losses (gains) on foreign currency remeasurement(4)	41	1,363	(352)	1,387	(1,442)
Stock-based compensation expense(5)	1,012	1,842	1,838	3,434	4,446
Proxy contest expenses(6)	—	—	—	—	752
Tax Receivable Agreement adjustment(7)	—	(3,802)	—	(3,791)	37
Debt modification costs(8)	—	932	—	6,293	—
Total non-GAAP adjustments pre-tax	1,772	968	1,866	9,303	10,907
Income tax non-GAAP adjustment(9)	—	(42,624)	—	(42,624)	—
Income tax impact on non-GAAP adjustments(10)	78	(1,047)	74	398	2,219
Adjusted net loss	$(26,788)	$(42,247)	$(34,276)	$(103,190)	$(73,001)

EXHIBIT 99.1

Reconciliation of Loss Per Share to Adjusted Loss Per Share
				Nine Months Ended September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024

Loss per share	$(1.10)	$(3.35)	$(1.40)	$(5.97)	$(3.17)
Adjustments per share:
Pension and OPEB plan expenses(1)	0.03	0.03	0.01	0.08	0.05
Rationalization expenses(2)	—	—	—	—	0.12
Rationalization-related expenses(3)	—	—	—	—	0.10
Non-cash losses (gains) on foreign currency remeasurement(4)	—	0.05	(0.01)	0.05	(0.05)
Stock-based compensation expense(5)	0.04	0.07	0.07	0.13	0.17
Proxy contest expenses(6)	—	—	—	—	0.03
Tax Receivable Agreement adjustment(7)	—	(0.15)	—	(0.14)	—
Debt modification costs(8)	—	0.04	—	0.24	—
Total non-GAAP adjustments pre-tax per share	0.07	0.04	0.07	0.36	0.42
Income tax non-GAAP adjustment per share(9)	—	(1.64)	—	(1.65)	—
Income tax impact on non-GAAP adjustments per share(10)	—	(0.04)	—	0.02	0.08
Adjusted loss per share	$(1.03)	$(1.63)	$(1.33)	$(3.98)	$(2.83)

Reconciliation of Net Loss to Adjusted EBITDA
				Nine Months Ended September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024

Net loss	$(28,482)	$(86,886)	$(36,068)	$(154,719)	$(81,689)
Add:
Depreciation and amortization	16,499	15,562	17,933	45,844	46,135
Interest expense	24,517	25,418	16,503	79,776	47,738
Interest income	(1,383)	(1,866)	(1,098)	(5,184)	(4,475)
Income taxes	90	51,207	(5,332)	44,085	(10,125)
EBITDA	11,241	3,435	(8,062)	9,802	(2,416)
Adjustments:
Pension and OPEB plan expenses(1)	719	633	479	1,980	1,303
Rationalization expenses(2)	—	—	(99)	—	3,156
Rationalization-related expenses(3)	—	—	—	—	2,655
Non-cash losses (gains) on foreign currency remeasurement(4)	41	1,363	(352)	1,387	(1,442)
Stock-based compensation expense(5)	1,012	1,842	1,838	3,434	4,446
Proxy contest expenses(6)	—	—	—	—	752
Tax Receivable Agreement adjustment(7)	—	(3,802)	—	(3,791)	37
Adjusted EBITDA	$13,013	$3,471	$(6,196)	$12,812	$8,491

EXHIBIT 99.1

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow and Adjusted Free Cash Flow
				Nine Months Ended September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024

Net cash provided by (used in) operating activities	$24,700	$(53,236)	$23,709	$(60,722)	$(13,676)
Capital expenditures	(6,324)	(3,909)	(4,027)	(20,514)	(21,517)
Free cash flow	18,376	(57,145)	19,682	(81,236)	(35,193)

Debt modification costs(11)	—	3,808	—	6,001	—
Adjusted free cash flow	$18,376	$(53,337)	$19,682	$(75,235)	$(35,193)

Reconciliation of Cost of Goods Sold to Cash Cost of Goods Sold per MT
				Nine Months Ended September 30,
	Q3 2025	Q2 2025	Q3 2024	2025	2024

Cost of goods sold	$132,041	$129,885	$134,885	$372,691	$402,059
Less:
Depreciation and amortization(12)	14,905	13,946	16,281	40,995	41,136
Cost of goods sold - by-products and other(13)	7,840	8,585	7,806	24,840	26,707
Rationalization-related expenses(3)	—	—	—	—	2,655
Cash cost of goods sold	109,296	107,354	110,798	306,856	331,561
Sales volume (in thousands of MT)	28.8	28.6	26.4	82.1	76.0
Cash cost of goods sold per MT	$3,795	$3,754	$4,197	$3,738	$4,363

(1)Net periodic benefit cost for our pension and OPEB plans.
(2)Severance and contract termination costs associated with the cost rationalization and footprint optimization plan announced in February 2024.
(3)Other non-cash costs, primarily inventory and fixed asset write-offs, associated with the cost rationalization and footprint optimization plan announced in February 2024.
(4)Non-cash losses (gains) from foreign currency remeasurement of non-operating assets and liabilities of our non-U.S. subsidiaries where the functional currency is the U.S. dollar.
(5)Non-cash expense for stock-based compensation awards.
(6)Expenses associated with our proxy contest.
(7)Prior to the second quarter of 2025, represents expense adjustment for future payment to our sole pre-Initial Public Offering ("IPO") stockholder for tax assets that have been utilized. In the second quarter of 2025, represents the write-off of the remaining liability for pre-IPO tax assets that are not expected to be utilized.
(8)Debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations.
(9)Represents non-cash income tax expense recorded in the second quarter of 2025 related to the establishment of a full valuation allowance against the Company’s United States and Switzerland deferred tax assets.
(10)Represents the tax impact on the non-GAAP adjustments.
(11)Cash payments of debt modification costs related to the December 2024 debt transactions, which are recognized in interest expense on the Condensed Consolidated Statements of Operations and recognized in net cash used in operating activities on the Condensed Consolidated Statements of Cash Flows.
(12)Reflects the portion of depreciation and amortization that is recognized in cost of goods sold.
(13)Primarily reflects cost of goods sold associated with the portion of our sales that consists of deliveries of by-products of the manufacturing processes.

EXHIBIT 99.1
Contact:
Michael Dillon
216-676-2000
investor.relations@graftech.com